Exhibit 10.1

Kevin Barr

[Address on file with CNH Industrial America LLC]

Subject: Amendments to Kevin Barr’s Employment Agreement

Dear Kevin,

The purpose of this letter agreement is to amend the terms of your Senior Leadership Team Employment Agreement with CNH Industrial America LLC (the “Company”) dated March 17, 2021 (“Employment Agreement”). This letter agreement and the amendments in it will be effective as of January 9, 2024 (“Commencement Date”).

1.	The parties agree that the Employment Agreement is amended on the Commencement Date as follows:

a.

The Company and you have agreed that you will remain employed until December 31, 2024 (“Term Date”). As a result, Section 1 of the Employment Agreement will be revised as follows to reflect that the Employment Agreement will end no later than the Term Date, subject to your employment being terminated earlier for other reasons or the parties agreeing to extend this date:

This Agreement is intended to provide payments and benefits to the Executive as a member of the Global Leadership Team (the “GLT”) of the Company and its affiliates (the “CNH Industrial Group”), under the terms set forth. This Agreement will become effective as of the Effective Date and will remain in effect ~~until the termination of Executive’s employment~~, unless terminated earlier, until December 31, 2024; provided that Sections 6, 7, 8, 9, 10, 11, 13 and 14 will survive the termination of this Agreement and the Executive’s employment hereunder. The parties understand and agree that this Agreement does not alter the at-will status of the Executive’s employment and that either party will have the right to terminate the Executive’s employment at any time subject to the provisions below. In the event that Executive is still employed as of December 31, 2024, this Agreement and his employment shall automatically terminate on that date, unless the parties mutually agree in writing to extend this date.

b.

The Company and you have agreed that on the Commencement Date you will no longer be the Chief Human Resources Officer, but instead will serve as Senior Advisor. As a result, Section 2 of the Employment Agreement will be revised as follows on the Commencement Date:

The Company agrees to employ the Executive, and the Executive agrees to serve, as ~~the Chief Human Resources Officer of the Company~~, Senior Advisor with such duties, responsibilities and authority, as customary for such position and as may be determined from time to time by the Chief Executive Officer of CNH Industrial N.V. (the “CEO”), who may change, expand or limit such duties, responsibilities and authority. These duties, responsibilities and authority may extend to services with other members of the CNH Industrial Group. The Executive will devote best efforts and full business time and attention to the business and affairs of the Company and its affiliates; provided that the Executive may, subject to the prior approval of the CEO, serve on corporate, civic or charitable boards or committees, so long as such activities do not interfere in any material respect with the performance of the Executive’s responsibilities to the Company.

c.

The parties have agreed that any bonuses after 2023 will be awarded at the discretion of Scott Wine and not based on the target as currently stated in the Employment Agreement. As such, the parties have agreed to add the following sentence to Section 3A of the Employment Agreement:

In 2024, Executive shall no longer be eligible for the above bonus based on the Annual Bonus Target but instead will be eligible for a bonus at the discretion of the CEO. Any such discretionary bonus shall be awarded and paid no later than March 15, 2025. Thereafter, Executive shall not be eligible for any bonuses.

d.

The parties have agreed that you shall no longer be eligible for any long-term incentive awards after April 30, 2023. As such, the parties have agreed to add the following sentence to the end of section 3(C)(i)(i) of the Employment Agreement:

The Executive shall no longer be eligible for any long-term incentive awards after April 30, 2023.

e.

The parties have agreed that any performance share units or restricted share units which vest prior to or on April 30, 2025 will vest subject to the payment schedule in the applicable award agreement and/or plan document if you remain employed through the Term Date or are terminated before the Term Date without Cause and that you will not be awarded any equity after April 30, 2023. Any performance share units or restricted share units which vest after April 30, 2025 will be forfeited. As such, Section 3C of the Employment Agreement is amended to include the following:

(i)(4) Vesting of RSUs and PSUs. As of the Commencement Date, any unvested RSUs and PSUs will continue to vest until Executive’s employment ends. Executive acknowledges that he is not eligible for and will not receive any long-term incentive awards, including but not limited to RSUs and PRSUs, after January 9, 2024. If: (i) Executive’s employment ends as a result of a termination by the Company for any reason other than for Cause prior to December 31, 2024 or Executive’s employment ends on December 31, 2024 (other than due to a termination for Cause), and (ii) Executive timely signs and does not revoke the Release referenced in paragraph 7, the Company agrees for all unvested RSUs and PSUs which are scheduled to vest on or before April 30, 2025, Executive will be deemed to be an employee of the Company on the settlement date set forth in the applicable award agreement solely for purposes of determining Executive’s right to vest~~ing~~ in such RSUs and PSUs. Any payments for such RSUs and PSUs will be made in accordance with the terms of Executive’s award agreements and the plan at the same time such payments would have been made had Executive continued in active employment with the Company through the settlement date. For avoidance of doubt, RSUs and PSUs will not be forfeited if Executive is terminated by the Company for any reason other than for Cause prior to December 31, 2024.

f.

The parties have agreed that in the event you are terminated without Cause prior to the Term Date you shall be eligible for severance through the Term Date. As a result, Section 6(B) of the Employment Agreement is amended as follows:

Termination Other than in Connection with a Change of Control. If during the Executive’s service on the GLT, the Executive experiences a Qualifying Termination, other than in connection with a Change of Control under Section 6.C, the Executive will be entitled to receive cash severance equal to two (2) times the Executive’s Covered Compensation (the “Termination Severance”). Subject in each case to the effectiveness of a Release and the other terms of Section 7, the Severance will be paid in equal installments over twenty-four (24) months through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date. The Executive will also be entitled to receive the Severance if, in circumstances not involving a Change of Control, within one year after the Executive’s GLT service ends (other than as a result of a voluntary resignation from GLT), the Executive’s employment terminates for reasons that would have otherwise constituted a Qualifying Termination If prior to December 31, 2024, Executive experiences a Qualifying Termination, other than in connection with a Change of Control under Section 6.C, the Executive will be entitled to receive his salary through December 31, 2024 (“Early Termination Severance” and, collectively with the Termination Severance, “the Severance”). Subject in each case to the effectiveness of a Release and the other terms of Section 7, the Early Termination Severance will be paid in equal installments over the period of time between the Termination Date and December 31, 2024 through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date. If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, then the Company shall begin paying the severance starting in the second of such calendar years, regardless of the date the Executive actually delivers the executed Release to the Company.

The Employment Agreement will continue in full force and effect in all other respects including but not limited to the executive vehicle program and eligibility for the Retiree Medical Plan.

2.

In exchange for the additional benefits provided in this letter agreement, you hereby agree to and do release the Company and any of its past or present owners, parents, affiliates, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors, and with respect to each such entity, all of its past and present subsidiaries, employees, officers, directors, stockholders, owners, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) (collectively, the “Released Parties”) and covenant not to sue the Released Parties with respect to, any and all claims you have against the Released Parties. This release applies both to claims which are now known or are later discovered. However, this release does not apply to any claims that may arise after the date you execute this letter agreement. Nor does this release apply to any claims which may not be released under applicable law. The claims released include, but are not limited to: (1) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, defamation, wrongful discharge, harassment, discrimination, retaliation, failure to accommodate, terms and conditions of employment, invasion of privacy, or any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. §3730; (2) claims arising out of or relating in any way to your employment with the Company or the conclusion of that employment or any actions or inactions of the Released Parties relating to you in any way; (3) claims for wages, bonuses, commissions, additional compensation, payments or benefits, including but not limited to under any bonus, commission, pay or incentive plans or fringe benefit programs or related policies or practices, to the extent allowed under the law; and (4) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits, including claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.).

3.

Nothing contained in this letter agreement limits your ability to truthfully cooperate with or report any allegations of unlawful conduct to any government official or federal, state or local administrative agencies (collectively “Governmental Agencies”) or to otherwise disclose unlawful employment practices. Notwithstanding the above, you understand and agree that this paragraph does not limit the scope of the waiver and release in this letter agreement and that you are waiving any right to reinstatement or to recover back pay, front pay, compensatory, liquidated or punitive damages or attorneys’ fees which you, or any Governmental Agencies on your behalf, might obtain as the result of you or anyone filing such a charge related to any matter covered by this letter agreement.

4.

You are hereby being offered twenty-one (21) calendar days following the date you received this letter agreement to consider this letter agreement. You are hereby advised in writing to consult with an attorney before signing this letter agreement and have done so or have had the opportunity to do so. You acknowledge that you have read this letter agreement and fully understand its terms. You have entered into this letter agreement knowingly and voluntarily and understand that its terms are binding on you.

5.

In entering into this letter agreement, you acknowledge that you have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this letter agreement and the Employment Agreement

6.

You understand that you have a period of seven calendar days following the date you deliver a signed copy of this letter agreement to the Company’s Head of Internal Audit to revoke this letter agreement by giving written notice to Richard Miller. This letter agreement will be binding and effective upon the expiration of this seven-day period if you do not revoke the letter agreement, but not before that time.

7.

You further agree that in exchange for the promises in this letter agreement you must sign and not revoke a release agreement in a form satisfactory to the Company in its reasonable discretion (“Release”). The Release will be provided to you by no later than January 15, 2024. If you do not sign this Release and/or revoke it within the time periods set forth in the Release, this letter agreement will not become effective.

Kevin Barr	Scott W. Wine

/s/ Kevin Barr	/s/ Scott W. Wine
Senior Advisor	Chief Executive Officer